EXHIBIT 3.210

ARTICLES OF INCORPORATION

OF

VESTA MINING COMPANY

In compliance with the requirements of section 294 of the Business Corporation Law, act of May 5, 1933 (P.L. 364) (15 P.S. § 1204) the undersigned, desiring to be incorporated as a business corporation hereby certifies that:

1. The name of the Corporation is Vesta Mining Company.

2. The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of transacting any and all lawful business for which corporations may be incorporated thereunder, including, without limitation, the purchase, sale, import and export of cannel, bituminous, and other coal, in the Commonwealth of Pennsylvania and elsewhere in the United States and in any foreign country.

3. The number of shares which the Corporation shall have authority to issue shall be 1,000 shares of the par value of $1.00 each.

4. The initial registered office shall be located at 900 Oliver Building, 535 Smithfield Street, Pittsburgh, Pennsylvania 15222. The incorporator shall be John H. Lawrence, Jr. whose business address is the same as the address of the initial registered office. One share of the Corporation is subscribed to by the Incorporator.

5. The term of the Corporation shall be perpetual.

6. The shareholders shall not have the right to cumulate their votes in the election of Directors of the Corporation.

IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 24th day of March, 1982.

/s/ John H. Lawrence, Jr.
John H. Lawrence, Jr.,
Incorporator

Filed this 26th day of March A.D. 1982
Commonwealth of Pennsylvania
Department of State

/s/ William L. Davis
Secretary of the Commonwealth
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EXHIBIT - A

VESTA MINING COMPANY

CONSENT OF BOARD OF DIRECTORS

DECEMBER 17, 1998

The undersigned, being all the Directors of Vesta Mining Company (the “Corporation”) and acting pursuant to Section 1727(b) of the Pennsylvania Consolidated Statutes Annotated, hereby agree to the adoption of the following resolutions as of the above date:

WHEREAS the Corporation wishes to change its name to Logan Mining Company.

BE IT RESOLVED that the Board of Directors of the Corporation hereby approves the change of its corporate name to Logan Mining Company; and

RESOLVED FURTHER that the Board of Directors of the Corporation hereby approves an Amendment to the Articles of Incorporation of the Corporation changing Line 010 to read Logan Mining Company; and

RESOLVED FURTHER that the Corporation hereby authorizes and directs its officers to execute and file the appropriate documents with the Secretary of the Commonwealth of Pennsylvania to effect this change.

EXHIBIT A

LOGAN MINING COMPANY

CONSENT OF BOARD OF DIRECTORS

MAY 5, 2000

The undersigned, being all the Directors of Logan Mining Company (the “Corporation”) and acting pursuant to Section 1727(b) of the Pennsylvania Consolidated Statutes Annotated in lieu of holding a special meeting, hereby agree to the adoption of the following resolutions as of the above date:

WHEREAS the Corporation wishes to change its name to Trace Creek Coal Company.

BE IT RESOLVED that the Board of Directors of the Corporation hereby approves the change of its corporate name to Trace Creek Coal Company; and

RESOLVED FURTHER that the Board of Directors of the Corporation hereby approves an Amendment to the Articles of Incorporation of the Corporation changing Line 010 to read Trace Creek Coal Company; and

RESOLVED FURTHER that the Corporation hereby authorizes and directs its officers to execute and file the appropriate documents with the Secretary of the Commonwealth of Pennsylvania to effect this change.